EXHIBIT 99.1

CB Financial Services, Inc. Announces First Quarter 2018 Financial Results

CARMICHAELS, Pa., April 27, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of Community Bank, today announced the first quarter 2018 financial results.

First Quarter 2018 Financial Highlights

  Net loan growth of $36.6 million, or 5.0%, to $772.2 million at March 31, 2018 compared to $735.6 million at December 31, 2017.
  Total interest and dividend income increased $916,000, or 11.8%, to $8.7 million for the three months ended March 31, 2018, compared to $7.8 million for the three months ended March 31, 2017.
  Provision for loan losses increased $1.1 million, or 257.1%, to $1.5 million for the three months ended March 31, 2018, compared to $420,000 for the three months ended March 31, 2017.
  Total deposits decreased $18.6 million, or 2.4%, to $754.7 million at March 31, 2018, compared to $773.3 million at December 31, 2017.
  While deposits decreased as a result of a volatile interest rate market, average cost of interest bearing deposits increased 7 basis points to 0.56% at March 31, 2018 as compared to 0.49% at March 31, 2017.
  Income tax expense decreased $563,000, or 77.1%, to $167,000 at March 31, 2018, compared to $730,000 at March 31, 2017. This is a result of the Tax Cuts and Jobs Act corporate tax rate reduction from 34% to 21% effective January 1, 2018, and tax-exempt bank-owned life insurance claim proceeds which was a discrete item for the Q1 2018 and reduced the expected 2018 effective tax rate of 16.7% to 10.9% at March 31, 2018, compared to 30.0% at March 31, 2017.

The Company reported net income of $1.4 million for the three months ended March 31, 2018 compared to $1.7 million for the three months ended March 31, 2017, a decrease of $344,000, or 20.2%. Earnings per share (basic and diluted) decreased $0.09, or 7.1%, to $0.33 for the three months ended March 31, 2018 compared to $0.42 for the three months ended March 31, 2017. The current period results benefited from an increase in interest income related to $36.6 million of net loan growth and the recognition of insurance proceeds from a bank-owned life insurance policy.  Pre-tax income decreased by $907,000 due to the increase of $1.1 million in provision for loan losses as a result of the previously mentioned loan growth and resolutions of commercial and industrial impaired loans.

“We are pleased to report on our first quarter financial performance. The first quarter produced solid results, continued robust net loan growth of $36.6 million, driven by over $42.0 million of net commercial loan growth. As our strategic plan of commercial loan growth is achieved, we must be cognizant and continue to address our loan loss reserve. In addition, the resolution of impaired and problem loans has contributed to the increase in quarterly loan loss provision. Because of this and other factors, our net income in the current quarter is down compared to the prior year quarter.” said Barron P. McCune, Jr., Vice Chairman and Chief Executive Officer. “Along with the loan growth, as I comment on our quarterly earnings report, our pending merger with First West Virginia Bancorp (“FWVB”) and Progressive Bank, N.A. (“PB”) was recently overwhelmingly approved by the stockholders of both CB and FWVB, with over a 99% approval rate of the votes tallied. CB Financial Services recorded net income of $1.4 million in the first quarter, which represents projected annualized results of ROA of 0.59% and ROE of 5.93%. The local economy is improving as the Marcellus/Utica gas exploration activity picks up along with the rapid construction of pipeline infrastructure. Correspondingly, our commercial lending activity has continued to thrive. Our insurance subsidiary, Exchange Underwriters, had a decline in contingency income and commission and fee income during the current quarter as compared to the prior year quarter. Our credit quality continues to be strong as nonperforming loans and nonperforming assets declined in the current quarter. Nonperforming loans to total loans decreased 25 basis points to 0.72% and nonperforming assets to total assets decreased 21 basis points to 0.60%. Along with the credit mark from a previous acquisition, our loan loss reserve/credit mark was 1.23% of total loans at March 31, 2018, compared to 1.34% at March 31, 2017. Our loan loss reserve and credit mark are 169.58% of nonperforming loans.  With the merger of CB and FWVB expected to be completed on April 30th, Community Bank, along with the incoming bankers of Progressive Bank, will be poised to impact the tri-state (PA, WV and OH) markets with solid, customer-focused commercial banking for years to come. As I conclude my last comments on the quarterly earnings report, as previously announced, I will be retiring as Chief Executive Officer of the Company, but stand for re-election as a director at this year’s Annual Meeting on June 20th. Patrick (“Pat”) O’Brien, Community Bank President, has been named as my successor as Chief Executive Officer. Pat is an excellent community banker, as well as a lifelong friend, and will be in position to lead the Company into the future with unbelievable opportunities. As I can’t express enough, my gratitude to our board of directors, customers, stockholders and employees, who all make this Company possible, Thank You.”

STATEMENT OF INCOME REVIEW

First Quarter Results

Net Interest Income.  Net interest income increased $613,000, or 8.8%, to $7.6 million for the three months ended March 31, 2018 compared to $7.0 million for the three months ended March 31, 2017.

Interest and dividend income increased $916,000, or 11.8%, to $8.7 million for the three months ended March 31, 2018 compared to $7.8 million for the three months ended March 31, 2017. Interest income on loans increased $829,000 due to an increase in average loans outstanding of $83.8 million for the three months ended March 31, 2018 compared to the three months ended March 31, 2017. The increase in average loans was due to loan originations within the commercial and residential loan portfolios, partially offset by decreases in construction and commercial and industrial loans mainly due to loan payoffs. The overall decrease on the loan yield for average loans was 4 basis points. The main factor contributing to the yield decrease this quarter was the reduced accretion on the acquired loan portfolio credit mark. The impact of the accretion for the three months ended March 31, 2018 was 4 basis points compared to 14 basis points for the three months ended March 31, 2017. The remaining credit mark balance for acquired loans was $699,000 as of March 31, 2018. Since the prior quarter interest rate hike by the Federal Reserve Board (“FRB”) of 25 basis points in the discount rate, loan demand thrived in the first quarter. Interest income on taxable securities increased $73,000 mainly due to an increase of $10.2 million in the average balance for taxable securities in the current period. The increase in the average balance attributed to an increase of 11 basis points in yield on taxable securities. This is a result of new purchases with higher prevailing yields replacing security calls and maturities with lower yields within the portfolio. Interest income on securities exempt from federal tax increased $19,000 due to deploying proceeds from security calls and maturities into higher yielding non-taxable security purchases in the current period. There was an increase of $3.6 million in the average balance on securities exempt from federal tax and a decrease of 66 basis points in yield as a result of the Tax Cuts and Jobs Act enacted into federal tax law on December 22, 2017. The reduction of the statutory federal tax rate from 34% to 21%, has dampened the benefit of tax-exempt yields on securities. In addition, other interest and dividend income increased $4,000 as a result of increased interest earned with correspondent deposit banks and FHLB dividends in the current period.

Interest expense increased $303,000, or 38.1%, to $1.1 million for the three months ended March 31, 2018, compared to $796,000 for the three months ended March 31, 2017. Interest expense on short-term borrowings increased $178,000 due to overnight borrowings primarily from FHLB. Multiple 25 basis point interest rate hikes by the FRB during the prior year and the continued loan growth have contributed to the increase in average balance for borrowings of $36.0 million at March 31, 2018. Interest expense on deposits increased $133,000 due to an increase in average interest-bearing deposits of $25.7 million, primarily due to increases in interest-bearing demand deposit,  savings and time deposits accounts. The average cost of interest-bearing deposits increased 7 basis points. This was due to the aforementioned interest rate hikes creating a volatile market on deposit accounts. Interest expense on other borrowed funds decreased $9,000 primarily due to a maturing FHLB long-term borrowing for $3.5 million that was paid off in the current period partially offset by an increase in interest expense on securities sold under agreement to repurchase.

Provision for Loan Losses.  The provision for loan losses was $1.5 million for the three months ended March 31, 2018 compared to $420,000 for the three months ended March 31, 2017. Net charge-offs for the three months ended March 31, 2018 were $1.4 million, which includes $122,000 of net charge-offs on automobile loans, compared to $438,000 of net charge-offs for the three months ended March 31, 2017, which includes $237,000 of net charge-offs on automobile loans. The increase in net charge-offs during the current period was due to charge-offs of $496,000, $443,000 and $238,000 for three commercial and industrial relationships, $27,000 for residential mortgage loans and $19,000 for consumer loans. The provision for loan losses was impacted in the current quarter by the recording of $1.5 million of provision for the originated loan portfolio due to the above-mentioned loan charge-offs and to appropriately reflect risk associated with the originated loan portfolio as of March 31, 2018. Additionally, this was due to growth in the loan portfolio and average loan balances, partially offset by the local economy which had a positive impact on the quantitative factors within the allowance calculation. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. It was determined that an increase in the current quarter provision was needed for the three months ended March 31, 2018 compared to the three months ended March 31, 2017.

Noninterest Income.  Noninterest income increased $10,000, or 0.5% to $2.1 million for the three months ended March 31, 2018 remaining constant at $2.1 million for the three months ended March 31, 2017. Other commissions increased $329,000 mainly due to insurance proceeds recognized by a claim on a bank-owned life insurance policy due to the death of a former vice president of the Bank. This increase was mainly offset by the following: Insurance commissions from Exchange Underwriters decreased $155,000 due to decreases in contingency fees of $128,000 and commissions and fees income of $27,000, which was primarily related to commercial lines commissions. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Net gains on the sales of investments decreased $52,000 due to sales of equity securities in the prior quarter. There was a decrease in the net gains on the sales of residential mortgage loans of $82,000. The decrease in gains was primarily due to rising interest rates and the decrease in the number of loans subsequently sold to the FHLB as part of the MPF® program. The fair value of equity securities decreased $25,000 due to the current quarter adoption of Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10), which requires equity investments (except those accounted for under the equity method or are that consolidated) to be measured at fair value with changes in fair value recognized in net income. As required the $25,000 loss was recognized due to current market conditions.

Noninterest Expense.  Noninterest expense increased $450,000, or 7.2%, to $6.7 million for the three months ended March 31, 2018 compared to $6.2 million for the three months ended March 31, 2017. Salaries and employee benefits increased $206,000 primarily due to hiring of additional employees to ramp up for the intended merger with FWVB and PB, normal salary increases, group health insurance and retirement benefits expense. This increase was partially offset by a decrease in bank-owned life insurance split dollar accrual expense due to the claim recognized on the death of a former vice president of the Bank. Equipment increased $59,000 related to Fiserv, our core data processing program. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $55,000 due to the increase in average assets and a factor increase by the FDIC in the computation of the insurance assessment. Other noninterest expense increased $55,000 primarily due to telephone, non-employee compensation related to stock option and restricted stock awards expenses, increased loan expenses due to loan originations, and travel expense. Merger related expense of $24,000 was recognized in the current quarter mainly due to merger planning software and employee travel to Progressive Bank. Occupancy increased $22,000 primarily due to a branch remodeling project.  PA Shares Tax expense increased $9,000 due to increased equity compared to the prior quarter. Contracted services increased $7,000 related to winter maintenance expenses. Advertising increased $6,000 due to current marketing and advertising initiatives.

Income Tax Expense.  Income taxes decreased $563,000 to $167,000 for the three months ended March 31, 2018 compared to $730,000 for the three months ended March 31, 2017. The effective tax rate for the three months ended March 31, 2018 was 10.9% compared to 30.0% for the three months ended March 31, 2017. The expected effective tax rate for the current year 2018, is 16.7%, which was calculated by excluding the one-time income on a bank-owned life insurance claim of approximately $421,000, which represents a discrete tax item for Q1 2018. The decrease in income taxes was due to the direct result of the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the corporate statutory federal income tax rate from 34% to 21% effective January 1, 2018, the above mentioned bank-owned life insurance proceeds and a decrease of $907,000 in pre-tax income.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $31.4 million, or 3.4%, to $965.8 million at March 31, 2018 compared to $934.5 million at December 31, 2017.

Investment securities classified as available-for-sale decreased $2.1 million, or 1.7%, to $121.5 million at March 31, 2018 compared to $123.6 million at December 31, 2017. This decrease was primarily the result of current market conditions negatively impacting the fair market value of the securities portfolio decreasing the fair market value by $1.8 million at March 31, 2018, security calls and maturities and security paydowns in the current quarter. Any excess security funds have been utilized to fund loan growth.

Loans, net, increased $36.6 million, or 5.0%, to $772.2 million at March 31, 2018 compared to $735.6 million at December 31, 2017. This was primarily due to net originations of $42.2 million on commercial real estate loans, $5.3 million on residential loans and $1.4 million in consumer loans (mainly indirect auto loans), partially offset by net payoffs of $11.6 million in construction loans. The net loan payoffs were utilized to fund loan originations during the current period.

Premises and equipment, net, increased $1.6 million, or 9.8%, to $18.4 million at March 31, 2018 compared to $16.7 million at December 31, 2017. This was mainly due to additions related to the new Corporate Center currently under construction for the Bank. The Corporate Center is located in Washington, PA, just off the Chestnut Street exit of I-70. This location was a property that was acquired in the first quarter of 2016 as a result of a resolution of a commercial real estate impaired loan relationship that transferred into other real estate owned. Based on the Company’s strategic plan to expand the corporation, it was determined that this property go through an extensive remodeling and be ready for occupancy in the second quarter of 2018.

Liabilities.  Total liabilities increased $32.2 million, or 3.8%, to $873.4 million at March 31, 2018 compared to $841.2 million at December 31, 2017.

Total deposits decreased $18.6 million, or 2.4%, to $754.7 million at March 31, 2018 compared to $773.3 million at December 31, 2017. There were decreases of $23.8 million in NOW accounts, $2.7 million in brokered deposits,  $703,000 in money market accounts and $596,000 in time deposits, partially offset by increases of $6.9 million in demand deposits and $2.3 million in savings accounts. A local government depositor withdrew funds from the Bank during the current quarter in the amount of approximately $17.0 million. Due to the evolving interest rate environment and recent interest rate hikes by the FRB over the past year, the Bank continues to monitor the portfolio of deposit products by being selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings increased $55.7 million, or 140.5%, to $95.3 million at March 31, 2018 compared to $39.6 million at December 31, 2017. At March 31, 2018, short-term borrowings were comprised of $75.7 million of FHLB overnight borrowings and $19.5 million of securities sold under agreements to repurchase compared to $13.8 million of FHLB overnight borrowings and $25.8 million of securities sold under agreements to repurchase at December 31, 2017. The increase in FHLB overnight borrowings is directly related to loan growth in the current period. The decrease in securities sold under agreement to repurchase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased $3.5 million due to a FHLB long-term borrowing maturing and paying off during the current period. As a result of the FHLB matured long-term borrowing, the weighted average interest rate on long-term borrowings increased 7 basis points from 1.92% to 1.99% in the current period.

Stockholders’ Equity.  Stockholders’ equity decreased $838,000, or 0.9%, to $92.4 million at March 31, 2018 compared to $93.3 million at December 31, 2017. During the period, the increase in unrealized losses on the securities portfolio was $1.5 million and the Company paid $901,000 in dividends to stockholders, partially offset by net income of $1.4 million for the current period.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	March 31,	December 31,
Selected Financial Condition Data:	2018	2017
Total Assets	$965,838	$934,486
Cash and Cash Equivalents	13,482	20,622
Securities Available-for-Sale	121,478	123,583

Loans
Real Estate:
Residential	278,771	273,438
Commercial	251,189	209,037
Construction	24,587	36,149
Commercial and Industrial	95,238	107,835
Consumer	115,972	114,557
Other	15,334	3,376
Total Loans	781,091	744,392
Allowance for Loan Losses	8,896	8,796
Loans, Net	772,195	735,596

Premises and Equipment, Net	18,358	16,712
Goodwill and Core Deposit Intangible	8,103	8,237
Deposits	754,731	773,344
Borrowings	116,265	64,105
Stockholders' Equity	92,418	93,256

	(Unaudited)
	Three Months Ended
	March 31,
Selected Operations Data:	2018	2017
Interest and Dividend Income	$8,707	$7,791
Interest Expense	1,099	796
Net Interest Income	7,608	6,995
Provision for Loan Losses	1,500	420
Net Interest Income After Provision for Loan Losses	6,108	6,575
Noninterest Income:
Service Fees on Deposit Accounts	591	584
Insurance Commissions	931	1,086
Other Commissions	433	104
Net Gains on Sales of Loans	8	90
Net Gains on Sales of Investments	-	52
Fair Value of Equity Securities	(25)	-
Net Gains on Purchased Tax Credits	11	14
Income from Bank-Owned Life Insurance	108	116
Other	29	30
Total noninterest income	2,086	2,076

Noninterest Expense:
Salaries and Employee Benefits	3,695	3,489
Occupancy	570	548
Equipment	498	439
FDIC Assessment	136	81
PA Shares Tax	199	190
Contracted Services	139	132
Legal and Professional Fees	140	141
Advertising	131	125
Bankcard Processing Expense	129	123
Other Real Estate Owned (Income) Expense	7	5
Amortization of Core Deposit Intangible	134	134
Merger-Related	24	-
Other	865	810
Total noninterest expense	6,667	6,217
Income Before Income Taxes	1,527	2,434
Income Taxes	167	730
Net Income	$1,360	$1,704

Dividends Per Share	$0.22	$0.22
Earnings Per Share - Basic	0.33	0.42
Earnings Per Share - Diluted	0.33	0.42

Weighted Average Shares Outstanding - Basic	4,096,292	4,087,289
Weighted Average Shares Outstanding - Diluted	4,134,223	4,098,276

	(Unaudited)
	Three Months Ended
	March 31,
Selected Financial Ratios(1):	2018	2017
Return on Average Assets	0.59%	0.81%
Return on Average Equity	5.93	7.66
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.32	133.86
Average Equity to Average Assets	9.87	10.56
Net Interest Rate Spread	3.36	3.48
Net Interest Margin	3.53	3.62
Net Charge-Offs to Average Loans	0.75	0.26
Efficiency Ratio	68.77	68.54

	(Unaudited)
	March 31,	December 31,
	2018	2017
Allowance For Loan Losses to Total Loans (2)	1.14%	1.18%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	157.23	121.31
Allowance For Loan Losses to Noncurrent Loans (2) (7)	328.63	215.17
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.23	1.34
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	169.58	137.24
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	354.44	243.42
Nonperforming Loans to Total Loans (6)	0.72	0.97
Noncurrent Loans to Total Loans (7)	0.35	0.55
Nonperforming Assets to Total Assets	0.60	0.81
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	11.71	12.22
Tier 1 Capital (to Risk Weighted Assets) (4)	11.71	12.22
Total Capital (to Risk Weighted Assets) (4)	12.95	13.47
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.01	9.27
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	11.90	12.62
Tier 1 Capital (to Risk Weighted Assets) (5)	11.90	12.62
Total Capital (to Risk Weighted Assets) (5)	13.12	13.89
Tier 1 Leverage (to Adjusted Total Assets) (5)	9.33	9.58
Book Value Per Share	$22.56	$22.77
Outstanding Shares	4,096,452	4,095,957

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the merger with FedFirst Financial Corporation has been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21% for 2018 and 34% for 2017. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended March 31,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$750,760	$8,005	4.32%	$666,961	$7,164	4.36%
Investment Securities
Taxable	86,206	434	2.01	76,044	361	1.90
Exempt From Federal Tax	39,205	290	2.96	35,593	322	3.62
Other Interest-Earning Assets	7,680	66	3.49	19,567	71	1.47
Total Interest-Earning Assets	883,851	8,795	4.04	798,165	7,918	4.02
Noninterest-Earning Assets	58,297			56,302
Total Assets	$942,148			$854,467

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$131,600	103	0.32%	$118,548	70	0.24%
Savings	134,292	62	0.19	124,533	56	0.18
Money Market	137,310	119	0.35	142,557	93	0.26
Time Deposits	166,048	504	1.23	157,903	436	1.12
Total Interest-Bearing Deposits	569,250	788	0.56	543,541	655	0.49

Borrowings	88,753	311	1.42	52,727	141	1.08
Total Interest-Bearing Liabilities	658,003	1,099	0.68	596,268	796	0.54

Noninterest-Bearing Demand Deposits	187,693			164,459
Other Liabilities	3,457			3,482
Total Liabilities	849,153			764,209

Stockholders' Equity	92,995			90,258
Total Liabilities and
Stockholders' Equity	$942,148			$854,467

Net Interest Income		$7,696			$7,122

Net Interest Rate Spread (1)			3.36%			3.48%
Net Interest-Earning Assets (2)	$225,848			$201,897
Net Interest Margin (3)			3.53			3.62
Return on Average Assets			0.59			0.81
Return on Average Equity			5.93			7.66
Average Equity to Average Assets			9.87			10.56
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.32			133.86

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903